Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Boulevard Richmond, CA 94804 510-970-6000 ● 510-236-8951(Fax)

SANGAMO BIOSCIENCES REPORTS SECOND QUARTER 2008
FINANCIAL RESULTS

Richmond, California - July 23, 2008 - Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported second quarter 2008 financial results and accomplishments.

For the second quarter ended June 30, 2008, Sangamo reported a consolidated net loss of $7.4 million, or $0.18 per share, compared to a net loss of $5.2 million, or $0.15 per share, for the same period in 2007. As of June 30, 2008, the company had cash, cash equivalents and investments of $64.3 million.

Revenues for the second quarter of 2008 were $2.8 million, compared to $2.6 million for the second quarter of 2007. Second quarter 2008 revenues were primarily comprised of revenue recognition from the Company’s collaboration agreements with Dow AgroSciences (DAS) and Sigma-Aldrich, enabling technology agreements in protein production and research grants. The revenue recognized for the second quarter of 2008 consisted of $2.4 million in collaboration agreements and $464,000 in research grants.

Research and development expenses were $8.3 million for the second quarter of 2008, compared to $6.3 million for the same period in 2007. The increase in research and development expenses for the second quarter of 2008 was primarily due to advancing the Company’s clinical development programs in diabetic neuropathy and pre-IND programs to develop ZFP Therapeutics for the treatment of HIV/AIDS and glioblastoma, as well as increased research and development personnel costs. Non-cash employee stock-based compensation included in research and development expenses totaled $0.7 million and $0.3 million in the second quarter of 2008 and 2007, respectively.

General and administrative expenses were $2.5 million for the second quarter of 2008, compared to $2.1 million for the same period in 2007. The increase in general and administrative expenses was primarily due to increased personnel costs, including non-cash employee stock-based compensation which totaled $0.6 million in the second quarter of 2008 compared to $0.2 million in the same period in 2007.

Total operating expenses for the second quarter of 2008 were $10.8 million, compared to $8.4 million for the same period in 2007.

Net interest and other income was $570,000 for the second quarter of 2008, compared to $657,000 for the same period in 2007.

Six Month Results

For the six months ended June 30, 2008, the consolidated net loss was $15.4 million, or $0.38 per share, compared to a net loss of $10.5 million, or $0.30 per share, for the period ended June 30, 2007. Revenues were $5.6 million for the first half of 2008, compared to $4.0 million in the same period in 2007. Total operating expenses were $22.4 million for the first half of 2008 and $15.9 million in the first half of 2007. The increase in operating expenses for 2008 was primarily associated with Sangamo’s clinical development programs in diabetic neuropathy and pre-IND programs to develop ZFP Therapeutics for the treatment of HIV/AIDS and glioblastoma, as well as increased research and development personnel costs and lab supply expenses.

Recent Highlights

•
Dow AgroSciences announces early exercise of commercial license for ZFP technology. Four months earlier than expected Dow AgroSciences (DAS) announced during the BIO International Convention in June that they had exercised their option, under and existing agreement with Sangamo, for a commercial license to Sangamo’s zinc finger DNA-binding protein (ZFP) technology for use in plant agriculture. DAS will use the technology to generate products itself and plans to sublicense the technology to other companies under the trademark of ExZact Precision TraitsTM. As part of the agreement, Sangamo will receive a license fee payment of $6.0 million and the balance of the outstanding milestone payments of approximately $2.3 million. In addition, Sangamo is eligible to receive development and commercial milestone payments and royalties on product sales for any product that DAS develops, as well as 25% of any cash consideration received by DAS under such sublicenses. A webcast replay of the press conference that DAS hosted is available on Sangamo’s website on the Investor page under Events and Presentations.

•
Presentation of complete 180 day follow-up data from Phase 1b study of SB-509 in subjects with diabetic neuropathy (DN). Data from the Phase 1b clinical trial were presented at the American Diabetes Association Meeting in June. The data demonstrate statistically significant improvement in quantitative sensory testing and Neuropathy Impairment Score-Lower Limbs (NIS-LL), a quantitative measure of the neurologic exam, as well as clinically relevant trends toward improvement in nerve conduction velocities. The trial was conducted in subjects with mild to moderate diabetic neuropathy over a six month period after a single administration of SB-509. SB-509 is an injectable formulation of plasmid DNA that encodes a ZFP transcription factor (ZFP TFTM), designed to upregulate the vascular endothelial growth factor-A (VEGF-A) gene.

•
Phase 2 clinical trial, SB-509-701 fully enrolled and expanded. A Phase 2 study of SB-509 is being undertaken in subjects with moderate to severe diabetic neuropathy with at least one “blocked nerve”. In addition to the announcement of the completion of accrual of the first part of the trial, Sangamo announced plans to expand and broaden the trial to test an additional dosing regimen.

•
Data from critical limb ischemia Phase 1 trial presented at the International Society for Cellular Therapy Meeting. Sangamo’s collaborators from Duke University presented data from the completed Phase 1 trial of the company’s ZFP TF activator of VEGF-A for the treatment of critical limb ischemia. The data from this trial demonstrated that administration of the ZFP transcription factor resulted in a statistically significant increase in circulating stem cells in the peripheral blood. In addition, within a subgroup in which bone marrow cells were examined before and after treatment, the data suggests that subjects who showed the most marked clinical improvements, as judged by limb salvage, ulcer healing, reduction in pain and increased oxygen concentrations in the tissues of the lower limbs, also showed the greatest increase in bone marrow stem cells. This observation of stem cell mobilization after treatment with Sangamo’s ZFP TF activator of VEGF-A, is being further investigated in an ongoing Phase 2 trial of SB-509, SB-509-703.

•
Announcement of research and license agreement with F. Hoffmann-La Roche Ltd. and Hoffmann-La Roche Inc. (Roche) for the use of ZFP technology to develop transgenic animals. In July, Sangamo and Sigma-Aldrich Corporation jointly announced a research and license agreement to provide Roche with non-exclusive, worldwide rights for the use of Sangamo’s ZFP nuclease (ZFNTM) technology to develop cell-lines and transgenic animals with targeted modifications in a specified gene in a specified species. Roche also has an option for an exclusive, worldwide license from Sangamo for the commercial use of such ZFN-generated transgenic animals in the production of therapeutic and diagnostic products.

•
Publication of preclinical data in Nature Biotechnology. Papers highlighting therapeutic and research applications of Sangamo’s ZFN technology were published in the scientific journal, Nature Biotechnology. The first paper demonstrated the use of ZFNs to efficiently generate transgenic animals, in this case zebrafish, a widely recognized system for human disease modeling and in vivo drug discovery. A second publication described the successful ZFN-mediated disruption of the CCR5 gene in human T-cells and the positive effects on HIV resistance and reduction in viral load in an animal model of HIV infection.

Conference Call

Sangamo will host a conference call today, July 23, 2008 at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under “Events and Presentations” http://investor.sangamo.com/events.cfm. The webcast replay will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide forward-looking guidance with respect to the remainder of 2008.

The conference call dial-in numbers are 877-627-6562 for domestic callers and 719-325-4874 for international callers. The passcode for the call is 8762164. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on July 23, 2008 to midnight ET on July 30, 2008. The conference call replay numbers for domestic and international callers are 888-203-1112 and 719-457-0820 respectively. The conference ID number for the replay is 8762164.

About Sangamo

Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP TherapeuticTM development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effect in patients with diabetic neuropathy. Other therapeutic development programs are focused on stem cell mobilization, ALS, cancer, HIV/AIDS, neuropathic pain, nerve regeneration, Parkinson’s disease and monogenic diseases. Sangamo’s core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFTM) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFNTM) for gene modification. Sangamo has established strategic partnerships with companies outside of the human therapeutic space including Dow AgroSciences, Sigma-Aldrich Corporation and several companies applying its ZFP Technology to enhance the production of protein pharmaceuticals. For more information about Sangamo, visit the company’s web site at www.sangamo.com.

This press release contains forward-looking statements regarding Sangamo’s current expectations. These forward looking statements include, without limitation, references to the research and development of ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives, strategic partnership with collaborators and anticipated amount of cash and cash equivalents. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable ZFP-based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environments. These risks and uncertainties are described more fully in Sangamo’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Contact

Sangamo BioSciences, Inc.
Elizabeth Wolffe, Ph.D.
510-970-6000, x271
-more-

SELECTED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Consolidated Statement of Operations Data:
Revenues
Collaboration agreements	$2,378	$1,461	$4,462	$2,611
Research grants	464	1,123	1,145	1,395
Total revenues	2,842	2,584	5,607	4,006
Operating expenses:
Research and development	8,286	6,309	16,929	11,739
General and administrative	2,545	2,113	5,472	4,112
Total operating expenses	10,831	8,422	22,401	15,851
Loss from operations	(7,989)	(5,838)	(16,794)	(11,845)
Interest income, net	570	657	1,406	1,305
Net loss	$(7,419)	$(5,181)	$(15,388)	$(10,540)

Basic and diluted net loss per common share	$(0.18)	$(0.15)	$(0.38)	$(0.30)

Shares used in computing basic and diluted net loss per common share	40,858	35,136	40,673	35,097

CONSOLIDATED CONDENSED BALANCE SHEET DATA
	June 30, 2008	December 31, 2007
Cash, cash equivalents, and investments	$64,295	$81,412
Total assets	75,934	83,900
Total stockholders' equity	60,613	72,122

###